EXHIBIT T3F

CROSS-REFERENCE TABLE

TIA Sections			Indenture Sections

§ 310	(a	)(1)	7.10
	(a	)(2)	7.10
	(a	)(3)	N.A.
	(a	)(5)	7.10
	(b	)	7.08;	7.10
§ 311	(a	)	7.03
	(b	)	7.03
§ 312	(a	)	2.04
§ 313	(a	)	7.06
	(b	)	N.A.
	(c	)	7.06;	12.02
	(d	)	7.06;	12.02
§ 314	(a	)	4.17;	12.02
	(a	)(2)	4.17;	12.02
	(a	)(3)	4.17;	12.02
	(a	)(4)	4.16;	12.02
	(b	)	N.A.
	(c	)(1)	12.03
	(c	)(2)	12.03
	(c	)(3)	4.16
	(d	)	N.A.
	(e	)	12.04
	(f	)	N.A.
§ 315	(a	)(1)	7.01
	(a	)(2)	7.02
	(b	)	7.05;	12.02
	(c	)	7.02
	(d	)	7.02
	(e	)	6.11
§ 316	(a)(1)(A) and last sentence of (a)		6.05
	(a	)(1)(B)	6.04
	(b	)	6.07
	(c	)	11.03
§ 317	(a	)(1)	6.08
	(a	)(2)	6.09
	(b	)	2.05

N.A. means Not Applicable

Note: The Cross-Reference Table shall not for any purpose be deemed to be a part of the Indenture.